Exhibit 99.1

Pacific Ventures Group Inc. Announces Signing of Asset Purchase Agreement for California Food Distribution Company

Los Angeles, California, Aug. 21, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Pacific Ventures Group (OTC PINK: PACV) (the “Company”), an investment group concentrating in food and beverage distribution, announced today that it signed an Asset Purchase Agreement to acquire a distribution company focused on food, frozen foods and other related products located in Southern California through its subsidiary.

Pacific Ventures Group began its due diligence process earlier this year and expects to close the transaction after both parties complete their legal review. The California food distribution company has current annual revenues in excess of $30M, serves customers in the state of California and other nearby states. This acquisition complements the Company’s existing food distribution business which is operated by San Diego Farmers Outlet.

The acquisition will result in a food distribution business with greater revenues and profits. The company will also have a larger combined customer base, expanded range of products, and an expanded network of retail and institutional accounts.

Pacific Ventures Group and its management believe that the acquisition will create a substantial new revenue stream, in addition to that of the current distribution company San Diego Farmers Outlet.

About Pacific Ventures Group:

Pacific Ventures is focused on expansion within the consumer products, food, beverage and alcohol-related industries. For more information on PACV, please visit www.pacvgroup.com. (You need to be at least 21 years of age (legal age to consume alcohol) to visit the section of the web site dedicated to SnoBar.)

Forward-Looking Statement: This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include but are not limited to, the inability of the company to obtain financing sufficient to maintain its operations and execute its acquisition strategy; the inherent uncertainties associated with smaller reporting companies; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact: Info@pacvgroup.com